Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor & Media Contact:

John Bluth Executive Director

Corporate Communications & Investor Relations CV Therapeutics, Inc.

(650) 384-8850

CV THERAPEUTICS REPORTS 2008 SECOND QUARTER FINANCIAL RESULTS

-- Ranexa Revenue Grows 15 Percent Quarter-over-Quarter --

PALO ALTO, Calif., July 31, 2008 – CV Therapeutics, Inc. (Nasdaq: CVTX) today reported financial results for the second quarter ended June 30, 2008.

For the quarter ended June 30, 2008, the Company reported a net loss of $4.3 million, or $0.07 per share. This compares to a net loss of $31.9 million, or $0.53 per share, for the prior quarter ended March 31, 2008 and $57.6 million, or $0.97 per share, for the same quarter in 2007.

For the quarter ended June 30, 2008, the Company recorded total revenues of $51.6 million which consisted of $25.4 million of net product sales of Ranexa® (ranolazine extended-release tablets), $4.0 million of royalty revenue and $22.2 million of license, collaboration and other revenue. The $25.4 million of net product sales for sales of Ranexa represents an increase of 15 percent compared to the $22.0 million of net product sales recorded in the prior quarter ended March 31, 2008. The $4.0 million of royalty revenue includes $2.6 million of amortization of our $175.0 million upfront payment earned from an investment trust related to TPG-Axon Capital in exchange for rights to 50 percent of our royalty on North American sales of Lexiscan™ (regadenoson) injection and $1.3 million of Lexiscan™ royalty revenue. The $22.2 million of license, collaboration and other revenue includes $12.0 million relating to a milestone payment from Astellas Pharma US. Inc. (Astellas) associated with the U.S. Food and Drug Administration (FDA) approval for Lexiscan™ and $10.0 million relating to a milestone payment from TPG-Axon Capital associated with the commercial launch of Lexiscan™.

Costs and expenses were $56.8 million for the quarter ended June 30, 2008. This compares to total costs and expenses of $53.1 million for the prior quarter ended March 31, 2008 and $83.1 million for the same quarter in 2007. The increase of total costs and expenses in the quarter ended June 30, 2008 compared to the prior quarter ended March 31, 2008 was primarily due to higher Ranexa marketing and sales expense.

The decrease in costs and expenses in the quarter ended June 30, 2008 compared to the same period in 2007 was due in part to $18.6 million of non-recurring charges relating to the Company’s restructuring plan initiated in May 2007 to lower annual operating expenses. The balance of the year-over-year decline was primarily due to lower research and development expenses, reduction in personnel-related expenses related to cost savings from the May 2007 restructuring plan and lower marketing and sales expenses. These decreases were partially offset by higher cost of sales due to higher sales of Ranexa.

During the quarter ended June 30, 2008 the Company had several unusual events which affected our quarterly cash flow. We received a $12.0 million milestone from Astellas upon FDA approval of Lexiscan™. We also received two payments totaling $185.0 million from TPG-Axon Capital in exchange for rights to 50 percent of our royalty on North American sales of Lexiscan™. Offsetting these cash inflows, $48.4 million was used to repurchase $53.0 million face value of our convertible subordinated notes. Additionally, the Company made an estimated tax payment of $3.2 million for alternative minimum tax primarily as a result of the cash received from TPG-Axon Capital.

At June 30, 2008, the Company had cash, cash equivalents, marketable securities and restricted cash of $274.7 million compared to $151.0 million at March 31, 2008. Excluding the unusual cash items above, our cash utilized for the quarter ended June 30, 2008 was $21.7 million. This compares to our cash utilized for the prior quarter of $28.0 million. The decrease in cash utilization in the quarter ended June 30, 2008 compared to the prior quarter was due primarily to the timing of certain compensation and payroll related tax payments paid out in the prior quarter and higher cash receipts in the current quarter associated with higher quarter-over-quarter revenue.

Company management will webcast a conference call on July 31, 2008 at 5:00 p.m. EDT, 2:00 p.m. PDT, on the Company’s website. To access the live webcast, please log on to the Company’s website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (866) 524-6241, and international callers may participate in the conference call by dialing (706) 679-3061. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Thursday, August 7, 2008. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 56235490.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company primarily focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics Ltd. is the company’s European subsidiary based in the United Kingdom.

CV Therapeutics’ approved products in the United States include Ranexa® (ranolazine extended-release tablets), indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and Lexiscan™ (regadenoson) injection for use as a pharmacologic stress agent in radionuclide myocardial perfusion imaging in patients unable to undergo adequate exercise stress. Ranolazine is approved for use in the European Union as add-on therapy for the symptomatic treatment of patients with stable angina pectoris who are inadequately controlled or intolerant to first-line antianginal therapies.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

--Tables to follow--

CV THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In Thousands, Except Per Share Amounts)
(Unaudited)
	Three months ended			Six months ended
		June 30,		June 30,

	2008		2007	2008	2007

Revenues:
Product sales, net	$25,427	$	15,315	$47,472	$27,304
Royalties	3,956		—	3,956	—
License, collaboration and other	22,237		10,093	23,003	13,354

Total revenues	51,620		25,408	74,431	40,658

Costs and expenses:
Cost of sales	4,351		2,392	7,734	3,949
Research and development	17,151		28,799	34,396	55,977
Selling, general and administrative	35,342		46,504	67,792	88,952
Restructuring charges	—		5,367	(7)	5,367

Total costs and expenses	56,844		83,062	109,915	154,245

Loss from operations	(5,224)		(57,654)	(35,484)	(113,587)
Other income (expense), net:
Interest and other income, net	6,333		3,222	7,868	7,265
Interest expense	(3,661)		(3,166)	(6,835)	(6,332)

Total other income (expense), net	2,672		56	1,033	933

Loss before income taxes	(2,552)		(57,598)	(34,451)	(112,654)
Income tax provision	1,742		—	1,742	—

Net loss	$(4,294)		$(57,598)	$(36,193)	$(112,654)

Basic and diluted net loss per share	$(0.07)	$	(0.97)	$(0.60)	$(1.91)

Shares used in computing basic and diluted net loss per share	60,856		59,223	60,706	59,089

Reconciliation of GAAP Items to Non-GAAP Items:
Net loss, GAAP as reported	$ (4,294)		$(57,598)	$(36,193)	$(112,654)

Adjustments:
Non-recurring stock-based compensation charges	—		13,186	—	13,186
Restructuring charges	—		5,367	—	5,367
Net loss, non-GAAP	$ (4,294)		$(39,045)	$(36,193)	$(94,101)

Basic and diluted net loss per share, as reported		$(0.07)	$(0.97)	$(0.60)	$(1.91)
Adjustments	$—		$0.31	$—	$0.31

Basic and diluted net loss per share, non-GAAP**		$(0.07)	$(0.66)	$(0.60)	$(1.59)

Shares used in computing basic and diluted net loss per share	60,856		59,223	60,706	59,089

**The values shown above are exact; totals may not appear to sum due to rounding

CONSOLIDATED BALANCE SHEET DATA
(In Thousands)
(Unaudited)
	June 30, 2008	December 31, 2007

Assets:
Cash, cash equivalents, and marketable securities	$272,313	$ 174,245
Other current assets	40,874	41,825

Total current assets	313,187	216,070
Property and equipment, net	16,639	19,131
Other assets	20,815	23,635

Total assets	$350,641	$ 258,836

Liabilities and stockholders’ deficit:
Current liabilities	$46,534	$ 39,183
Convertible subordinated notes	346,500	399,500
Deferred revenue	159,805	—
Other long-term obligations	4,675	5,551
Stockholders’ deficit	(206,873)	(185,398)

Total liabilities and stockholders’ deficit	$350,641	$ 258,836